Exhibit 99.1

FIVE-YEAR FINANCIAL REVIEW

(dollar amounts in thousands, except per share data)

	2006	2005	2004	2003	2002
FOR THE YEAR
Net sales	$14,751,270	$12,700,999	$11,376,828	$6,265,823	$4,801,777
Costs, expenses and other:
Cost of products sold	11,284,606	10,108,805	9,174,611	5,993,492	4,335,409
Marketing, administrative and other expenses	592,473	459,460	374,730	165,369	175,589
Interest (income) expense, net	(37,365)	4,201	22,352	24,627	14,286
Minority interests	219,121	110,650	80,840	23,904	79,408
Other income	—	(9,200)	(1,596)	(11,547)	(29,900)

	12,058,835	10,673,916	9,650,937	6,195,845	4,574,792
Earnings before income taxes	2,692,435	2,027,083	1,725,891	69,978	226,985
Provision for income taxes	935,653	709,834	607,906	5,181	66,899

Net earnings	1,756,782	1,317,249	1,117,985	64,797	160,086
Net earnings per share:
Basic (1)	5.73	4.19	3.53	0.21	0.51
Diluted (1)	5.68	4.15	3.50	0.21	0.51
Dividends declared per share (1)	2.15	0.93	0.24	0.20	0.19
Percentage of net earnings to net sales	11.9%	10.4%	9.8%	1.0%	3.3%
Return on average equity	38.3%	33.8%	38.2%	2.7%	7.0%
Capital expenditures	338,404	331,466	285,925	215,408	243,598
Depreciation	363,936	375,054	383,305	364,112	307,101
Sales per employee	1,273	1,159	1,107	637	528

AT YEAR END
Current assets	$4,683,065	$4,081,611	$3,182,132	$1,639,784	$1,429,305
Current liabilities	1,421,917	1,228,618	1,042,776	615,067	573,697

Working capital	3,261,148	2,852,993	2,139,356	1,024,717	855,608
Cash provided by operating activities	2,251,233	2,136,615	1,024,756	493,801	497,220
Current ratio	3.3	3.3	3.1	2.7	2.5
Property, plant and equipment, net	2,856,415	2,855,717	2,818,307	2,817,135	2,932,058
Total assets	7,893,018	7,148,845	6,140,391	4,511,577	4,394,944
Long-term debt	922,300	923,550	923,550	903,550	894,550
Percentage of debt to capital	15.3%	17.0%	20.2%	26.1%	25.8%
Stockholders’ equity	4,857,351	4,312,049	3,481,281	2,370,873	2,349,770
Per share	16.14	13.90	10.91	7.54	7.51
Shares outstanding	300,949	310,220	319,024	314,361	312,720
Employees	11,900	11,300	10,600	9,900	9,800

(1)	Per share and shares outstanding amounts have been adjusted to reflect the two-for-one stock split effective May 2006.